Exhibit 99.1

NEWS RELEASE

For more information:	Media Relations:	Investor Relations:
	Jim Sheehan	Martha Schaefer
	978/897-0100 x3064	978/897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES STOCK BUYBACK PROGRAM

ACTON, Mass. (Feb. 19, 2008)—SeaChange International, Inc. (NASDAQ: SEAC), a leading provider of software and hardware solutions for video-on-demand television, announced today that its Board of Directors has authorized the repurchase of up to $20 million of its common stock through a share repurchase program. This action will permit SeaChange to begin repurchasing shares of its common stock as market and business conditions warrant following its fiscal 2008 fourth quarter earnings release scheduled for March 13. The timing and exact number of shares purchased will be at the Company’s discretion. All repurchases, which are expected to be funded from the Company’s current cash and investments balance in excess of $80 million, may occur in open market, negotiated or block transactions. The Company does not intend to repurchase any shares from its management team or other insiders.

SeaChange may enter into Rule 10b5-1 plans to facilitate repurchases under the program. A Rule 10b5-1 plan would generally permit SeaChange to repurchase shares at times when it might otherwise be prevented from doing so under certain securities laws. This stock repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended or discontinued at any time. Repurchased shares would be returned to the status of authorized but un-issued shares of common stock.

About SeaChange International

SeaChange International is a leading provider of software applications, services and integrated solutions for video-on-demand (VOD), digital advertising, and content acquisition monetization and management. Its powerful open VOD and advertising software and scaleable hardware enable cable and telco operators, as well as broadcasters, to provide new on-demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy Award-winning and patented technology, thousands of SeaChange deployments are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com.

Safe Harbor Provision

Any statements contained herein that do not describe historical facts, including without limitation statements concerning expected future filings, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include those disclosed in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s amended annual report on Form 10-K/A for the fiscal year ended January 31, 2007 and the Company’s periodic reports on Forms 10-Q and 8-K.

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*	SeaChange is a registered trademark of SeaChange International, Inc.